Reading International Announces

4th Quarter and Full Year 2012 Results

Revenue for the 2012 Quarter at $65.1 million compared to $57.4 million in 2011, up 13.4% over 2011

Revenue for the 2012 Twelve Months at $254.4 million compared to $245.0 million in 2011, up 3.9% over 2011

EBITDA(1)for the 2012 Quarter at $8.8 million compared to $4.5 million in 2011, up 95.6% over 2011

EBITDA(1) for the 2012 Twelve Months at $36.8 million compared to $35.6 million in 2011, up 3.3% over 2011

Los Angeles, California, - (BUSINESS WIRE) – March 18, 2013 – Reading International, Inc. (NASDAQ: RDI) announced today results for its quarter and year ended December 31, 2012.

2012 Twelve Month Highlights

•

our revenue for the 2012 Twelve Months was $254.4 million compared to $245.0 million in the 2011 Twelve Months, an increase of $9.5 million or 3.9%, driven primarily by a $9.5 million increase in the U.S.;

•

our EBITDA(1) for the 2012 Twelve Months was $36.8 million compared to $35.6 million in the 2011 Twelve Months, an increase of $1.2 million or 3.3% driven primarily by the $1.6 million increase in other income (expense);

•	our revenue for the 2012 Quarter was $65.1 million compared to $57.4 million in the 2011 Quarter, an increase of $7.7 million or 13.4%, driven primarily by a $4.0 million increase in the U.S.;
•	our EBITDA(1) for the 2012 Quarter was $8.8 million compared to $4.5 million in the 2011 Quarter, an increase of $4.3 million or 95.6%, driven primarily by a $4.0 million increase in New Zealand;
•

on January 10, 2012, Shadow View Land and Farming, LLC, a limited liability company managed by our Company and owned on a 50/50 basis with Mr. James J. Cotter, acquired for $5.5 million a 202-acre property, zoned for the development of up to 843 single-family residential units, located in the City of Coachella, California;

•	on February 8, 2012, we renewed our existing $36.9 million (NZ$45.0 million) New Zealand credit facility with a 3-year credit facility through Westpac;
•

on June 28, 2012, Sutton Hill Properties LLC (“SHP”), one of our consolidated subsidiaries, paid off its Eurohypo AG, New York Branch loan with proceeds from a new $15.0 million term loan from Sovereign Bank, N.A.;

•	on September 21, 2012, we opened an 8-screen art cinema in the Mosaic District in the greater Washington D.C. metropolitan area;
•

on September 30, 2012, we entered into an agreement with an affiliate of Cinedigm Digital Cinema Corp with respect to our conversion of substantially all of our U.S. cinemas which are not already equipped with digital projection to digital projection;

•

on October 31, 2012, we replaced our GE Capital Term Loan of $27.7 million with a new credit facility from Bank of America of $30.0 million and renewed and increased our existing $3.0 million line of credit with Bank of America to $5.0 million;

•

on December 1, 2012, we entered into a master operating equipment lease financing agreement with Banc of America Leasing to finance the acquisition of up to $15.5 million in digital projection equipment.

_____________________

(1) The Company defines EBITDA as net income (loss) before net interest expense, income tax benefit, depreciation, and amortization.  The company defines adjusted EBITDA as EBITDA adjusted for unusual or infrequent events or items that are of a non-cash nature.  EBITDA and adjusted EBITDA are presented solely as supplemental disclosures as we believe they are relevant and useful measures to compare operating results among our properties and competitors, as well as measurement tools for the evaluation of operating personnel.  EBITDA and adjusted EBITDA are not measures of financial performance under the promulgations of generally accepted accounting principles (“GAAP”).  EBITDA and adjusted EBITDA should not be considered in isolation from, or as substitutes for, net loss, operating loss or cash flows from operations determined in accordance with GAAP.  Finally, EBITDA and adjusted EBITDA are not calculated in the same manner by all companies and accordingly, may not be appropriate measures for comparing performance among different companies.  See the “Supplemental Data” table attached for a reconciliation of EBITDA to net income (loss).

Fourth Quarter 2012 Discussion

Revenue from operations increased from $57.4 million in the 2011 Quarter to $65.1 million in the same Quarter in 2012, a $7.7 million or a 13.4% increase.

Cinema segment revenue increased by $7.8 million or 14.9% primarily due to an increase in our worldwide box office admissions of 477,000 and a increase in the U.S. average price per ticket of 1.9%; offset by, decrease in our Australian and New Zealand average ticket prices of 3.2% and 7.3%, respectively.  The New Zealand and U.S. box office admissions increased resulting from the reopening of an earthquake damaged New Zealand multiplex in early January 2012, and the opening of our U.S. AFC Mosaic cinema in the greater Washington D.C. metropolitan area in September 2012.  Both the Australian and New Zealand results were affected by an increase in the value of the Australian and New Zealand dollars compared to the U.S. dollar, in the 2012 period compared to the same period in 2011.

The top three grossing films for the 2012 Quarter in our worldwide cinema circuit were “Skyfall” “The Twilight Saga: Breaking Dawn Part 2” and “Taken 2.”  These three films accounted for approximately 30.1% of our cinema box office revenue.  The top three grossing films for the 2011 Quarter in our worldwide cinema circuit were “The Twilight Saga: Breaking Dawn Part I,” “Real Steel,” and “Puss in Boots.” These three films accounted for approximately 21.3% of our 2011 Quarter cinema box office revenue.

Our 2012 quarterly real estate segment revenue decreased by $98,000 in the 2012 Quarter primarily related to a decrease in rental income from our live theatre venues in the U.S. in 2012 compared to the same period in 2011; offset by, higher rents and occupancy associated with our Australian and New Zealand retail properties.  As indicated above, both the Australian and New Zealand results were also affected by an increase in the value of the Australian and New Zealand dollars compared to the U.S. dollar in the 2012 period compared to the same period in 2011.

As a percentage of revenue, operating expense was 79.4% of revenue in the 2012 Quarter compared to 81.2% in the 2011 Quarter, primarily related to our revenues increasing while rent and labor costs remained somewhat fixed.

Depreciation expense decreased for the 2012 Quarter by $119,000 or 2.9% compared to the same period in 2011 due to certain Australian and New Zealand cinema assets coming to the end of their depreciable lives in 2011.

We recorded a real estate impairment loss in 2012 of $1.5 million related to our Coachella property.   As noted above, this property is 50% owned by Mr. James J. Cotter who shares in any impairment loss to the extent of his ownership interest.  In 2011, we recorded a $369,000 impairment loss in related to our Taringa real estate property.  We subsequently sold the Taringa property on February 21, 2012 for $1.9 million (AUS$1.8 million).

General and administrative expense decreased by $853,000 or 20.0% in the 2012 Quarter compared to the 2011 Quarter, primarily related to the one-time additional labor costs incurred during 2011, associated with the transfer of our accounting functions from the U.S. and Australia to New Zealand, as well as some cost savings resulting from the synergies gained as a result of this move.

Driven by the above factors, our operating income for the 2012 Quarter increased by $2.5 million to an operating income of $4.5 million compared to an operating income of $2.0 million in the same quarter last year.

Net interest expense decreased by $1.6 million for the 2012 Quarter compared to the 2011 Quarter.  The decrease in interest expense during the 2012 Quarter was primarily due to a smaller increase in the fair value of our interest rate swaps in 2012 than that noted for the same period in 2011 and to a decrease in interest rates specifically from our Trust Preferred Securities.  Effective May 1, 2012, that interest rate changed from a fixed rate of 9.22%, which was in effect for the past five years, to a variable rate of 3-month LIBOR plus 4.00%, which will reset each quarter through to the end of the loan, unless we choose to fix the rate again.

For the 2012 Quarter, we recorded a $176,000 other loss which consisted of approximately $705,000 of other asset losses principally from the write off of deferred financing costs associated with our GE Capital term loan; offset by, $531,000 in income from unconsolidated entities.  For the 2011 Quarter, we recorded a $1.6 million other loss which consisted of $2.6 million in losses from unconsolidated entities primarily related to an impairment charge related to our investment in Rialto Entertainment of $2.9 million; offset by, a $1.1 million gain primarily related to an initial insurance payment received against our business interruption claim for the temporary closure of our cinema in Christchurch, New Zealand.

            For the 2012 Quarter, our income tax expense increased by $2.3 million compared to the 2011 Quarter primarily associated with the reduction of deferred tax assets in our Reading Australia operations.

For the 2012 Quarter, we recorded a loss from discontinued operations of $284,000 and, for the 2011 Quarter, we recorded an income from discontinued operations of $62,000 associated with our Indooroopilly property which was sold for $12.4 million in November 2012.

Noncontrolling interest income (expense) increased from an expense of $273,000 for the 2011 Quarter to an income of $641,000 for the 2012 Quarter primarily related to the $1.5 million impairment loss of our Coachella property in which the minority shareholder participates to the extent of his 50% ownership.

As a result of the above, we reported a net loss of $1.3 million for the 2012 Quarter compared to a net loss of $5.0 million in the 2011 Quarter.

Our EBITDA(1) at $8.8 million for the 2012 Quarter was $4.3 million or 95.6% higher than the EBITDA(1) for the 2011 Quarter of $4.5 million, driven primarily by the $2.5 million increase in operating income and by the aforementioned $1.6 million other loss in the 2011.

Our adjusted EBITDA(1) for the 2012 Quarter was $10.2 million after excluding:

•	the $1.5 million impairment expense related to our Coachella property.

Our adjusted EBITDA(1) for 2011 Quarter was $7.8 million after excluding:

•	the $2.9 million impairment loss on our interest in Rialto Entertainment and
•	the $369,000 impairment loss associated with the impairment of our Taringa, Australia real estate property.

This resulted in a increase of $2.4 million in adjusted EBITDA(1) or 31.3%, from the 2011 Quarter to the 2012 Quarter.

Twelve Months 2012 Summary

Revenue from operations increased from $245.0 million in 2011 to $254.4 million in 2012, a $9.5 million or a 3.9% increase.

Cinema segment revenue increased $8.9 million driven by an increase in U.S. and New Zealand box office admissions of 722,000 and 236,000, respectively.  The uplift in box office admissions in the U.S. was primarily from the acquisition of a cinema from a third party in August 2011 and our newly opened AFC Mosaic Cinema in the greater Washington D.C. metropolitan area while the increase in New Zealand was primarily as a result of the reopening of an earthquake damaged New Zealand multiplex in early January 2012.  These changes resulted in an increase in box office revenue of $7.0 million and an increase in concessions and other revenue of $4.9 million.  Our Australian cinema revenue decreased by $3.0 million primarily relating to an 91,000 decrease in box office admissions coupled with a 3.9%  decrease in the average ticket price per admission resulting from a more competitive ticket pricing model.  This decrease included the temporary closure of our Townsville cinema in Australia due to the renovation of the cinema during the second quarter.  Our  Australian and New Zealand revenue was also impacted by a slight increase in the value of the Australian and New Zealand dollar compared to the U.S. dollar for the 2012 Twelve Months compared to the same period in 2011.

The top three grossing films for the Twelve Months in our  worldwide cinema circuit were “The Avengers,” “The Dark Knight Rises,” and “Skyfall.”  These three films accounted for approximately 10.8% of our cinema box office revenue.  The top three grossing films for the 2011 twelve months in our worldwide cinema circuit were “Harry Potter and the Deathly Hallows Part II,” “Transformers 3: Dark of the Moon,” and “The Hangover 2.” These three films accounted for approximately 10.6% of our 2011 cinema box office revenue.

Additionally, our real estate segment revenue increased by $597,000 compared to the same period last year.  Our Australian and New Zealand real estate revenue increased primarily due to higher rents in 2012 compared to the same period in 2011.  Our U.S. real estate revenue decreased by $115,000 relating to a decrease in rental income from our live theater venues.

As a percentage of revenue, operating expense at 79.3% of revenue in 2012 increased compared to the 78.5% in 2011, primarily driven by the real estate segment which had higher repair, maintenance, and insurance costs for our operating properties, coupled with legal costs incurred in 2012 associated with protecting the property rights of our Burwood property and with our residual railroad properties.

Depreciation expense decreased for the 2012 Twelve Months by $546,000 or 3.3% compared to the same period in 2011 due to certain Australian cinema assets coming to the end of their depreciable lives in 2011.

We recorded a real estate impairment loss in 2012 of $1.5 million related to our Coachella property as discussed above.

General and administrative expense decreased by $1.3 million or 7.5%, primarily related to the same reasons noted above for the quarterly results.

Driven by the above factors, our operating income for the Twelve Months of 2012 increased by $949,000 to $19.1 million compared to $18.2 million in the same period last year.

            Net interest expense decreased by $4.6 million for the 2012 Twelve Months compared to the 2011 Twelve Months.  The decrease in interest expense during the 2012 Twelve Months was due to the same reasons noted above for the quarterly results.

For the 2012 Twelve Months, we recorded $1.2 million in other income which consisted of approximately $1.6 million of income from unconsolidated entities; offset by, $418,000 of other asset losses principally from the write off of deferred financing costs associated with our GE Capital term loan.  For the 2011 Twelve Months, we recorded a $462,000 other loss which consists of $1.6 million in losses from unconsolidated entities primarily related to an impairment charge to our investment in Rialto Entertainment of $2.9 million; offset by $1.1 million of other income primarily related to an initial insurance ayment received against our business interruption claim for the temporary closure of our cinema in Christchurch, New Zealand.

            The 2012 Twelve Months income tax expense was $4.9 million compared to an income tax benefit of $12.3 million for the 2011 Twelve Months.  The year over year change was primarily related to a reduction in deferred tax assets in Australia, caused by the sale of certain assets, plus a reduction in loss carryforwards available to offset future Australia taxable income.  For 2011, the change was primarily a one-time tax provision adjustment of $14.4 million in 2011 caused by a reduction in the valuation allowance related to our Australian operations.

For the 2012 and 2011 Twelve Months, we recorded income (loss) from discontinued operations of ($405,000) and $1.9 million, respectively, associated with our Indooroopilly property and with a gain on the sale of a discontinued cinema operation for the 2011 Twelve Months.  The 2012 Twelve Months loss from discontinued operations includes a $318,000 impairment loss for the sale of our Indooroopilly property on November 2012 for $12.4 million.

Noncontrolling interest income (expense) increased from an expense of $940,000 for the 2011 Twelve Months to an income of $492,000 for the 2012 Twelve Months due to the same reasons noted above for the 2012 Quarter.

As a result of the above, we reported a net loss of $914,000 for the Twelve Months of 2012 compared to a net income of $10.0 million in 2011, driven primarily by the $14.4 million 2011 tax benefit relating to the valuation allowance adjustment.

Our EBITDA(1) at $36.8 million for the 2012 Twelve Months was $1.2 million or 3.3% higher than the EBITDA(1) for the 2011 Twelve Months of $35.6 million, driven primarily by the $1.6 million increase in other income (expense).

Our adjusted EBITDA(1) for the 2012 Twelve Months was $38.6 million after excluding:

•	the $1.5 million impairment expense related to our Coachella property; and
•	the $318,000 impairment expense related to our sold Indooroopilly property.

Our adjusted EBITDA(1) for 2011 Twelve Months was $37.3 million after excluding:

•	the $1.7 million gain on sale of assets of our Elsternwick Cinema in Melbourne, Australia;
•	the $2.9 million impairment loss on our interest in Rialto Entertainment; and
•	the $369,000 impairment loss associated with the discontinuation of our Taringa, Australia real estate development project.

This resulted in an increase in our adjusted EBITDA(1) of $1.3 million or 3.5%, from the 2011 Twelve Months to the 2012 Twelve Months.

Balance Sheet and Liquidity

Our total assets at December 31, 2012 were $428.6 million compared to $430.8 million at December 31, 2011.  The currency exchange rates for Australia and New Zealand as of December 31, 2012 were $1.0393 and $0.8267, respectively, and as of December 31, 2011, these rates were $1.0251 and $0.7805, respectively.  As a result, currency had a positive effect on the balance sheet at December 31, 2012 when compared to December 31, 2011.

On February 8, 2012, we received an approved amendment from Westpac renewing our existing $36.9 million (NZ$45.0 million) New Zealand credit facility with a 3-year credit facility.  The renewed facility calls for a decrease in the overall facility by $4.1 million ($5.0 million) to $32.8 million (NZ$40.0 million) credit facility and an increase in the facility margin of 0.55% to 2.00%.  No other significant changes to the facility were made.

On June 28, 2012, Sutton Hill Properties LLC (“SHP”), one of our consolidated subsidiaries, paid off its Eurohypo AG, New York Branch loan with a new $15.0 million term loan (the “Sovereign Bank

Loan”) from Sovereign Bank, N.A.  The Sovereign Bank Loan has a one-year term ending on June 27, 2013, with a one year extension option to June 26, 2014 subject to an extension fee equal to 1.00% of the ending principal balance and a compliance requirement with certain special covenants.  The terms of the loan require interest only payments at LIBOR plus a 5.00% margin to be calculated and paid monthly.  This loan is secured by SHP’s interest in the Cinemas 1, 2, & 3 land and building.  The loan covenants include maintaining a loan to value ratio of at least 50% of fair market value and an 11% debt yield (with a numerator of the cash available for debt service and a denominator of the outstanding principal balance of the loan). The Sovereign Bank Loan is further secured by a guaranty provided by Reading International, Inc. and by its noncontrolling interest member, Sutton Hill Capital, LLC.

On October 31, 2012, we replaced our GE Capital Term Loan of $27.7 million with a new credit facility from Bank of America (the “BofA Revolver”) of $30.0 million with an interest rate of between 2.50% and 3.00% above LIBOR and an expiration date of October 31, 2017.  Although the BofA Revolver does not require a fixed interest swap agreement, we will continue to use our existing fixed interest rate swap of $29.1 million until its term date of December 31, 2013.  The BofA Revolver requires principal payments of $3.0 million per year with a balloon payment of $18.0 million at the expiration date.  The BofA Revolver contains other customary terms and conditions, including representations and warranties, affirmative and negative covenants, events of default and indemnity provisions.  The most restrictive covenant of the facility requires that we must maintain a fixed charge coverage ratio at a certain level.

We entered into a master operating equipment lease financing agreement with Banc of America Leasing & Capital, LLC to finance the acquisition of up to $15.5 million in digital projection equipment for our U.S. cinema operations.

Our cash position at December 31, 2012 was $46.5 million including an $8.0 million time deposit in Australia.  Of the $46.5 million, $17.5 million was in Australia, $22.7 million was in the U.S., and $6.3 million was in New Zealand.  As part of our main credit facilities in Australia, New Zealand and the U.S., we are subject to certain debt covenants which limit the transfer or use of cash outside of the various regional subsidiaries in which the cash is held.  As such, at December 31, 2012 we have approximately $7.5 million of cash worldwide that is not restricted by loan covenants.

At December 31, 2012, we had undrawn funds of $10.4 million (AUS$10.0 million) available under our NAB line of credit in Australia, $9.9 million (NZ$12.0 million) available under our renewed New Zealand Corporate Credit facility, and $3.0 million available under our Bank of America revolving loan credit facility in the U.S.  Accordingly, we believe that we have sufficient borrowing capacity under our various credit facilities, together with our $46.5 million cash balance including $8.0 million of time deposits, to meet our anticipated short-term working capital requirements.

Our working capital at December 31, 2012 was a negative $21.4 million compared to a negative $12.8 million at December 31, 2011.  This increase in negative working capital resulted primarily from our Village East option liability becoming a current liability during 2012.

Stockholders’ equity was $131.0 million at December 31, 2012 compared to $125.0 million at December 31, 2011, primarily related to a $2.9 million increase in noncontrolling interest and an increase in accumulated other comprehensive income of $2.4 million primarily associated with the increase in foreign currency exchange noted above.

About Reading International, Inc.

Reading International (http://www.readingrdi.com) is in the business of owning and operating cinemas and developing, owning and operating real estate assets.  Our business consists primarily of:

•	the development, ownership and operation of multiplex cinemas in the United States, Australia and New Zealand; and
•

the development, ownership, and operation of retail and commercial real estate in Australia, New Zealand, and the United States, including entertainment-themed retail centers (“ETRC”) in Australia and New Zealand and live theater assets in Manhattan and Chicago in the United States.

Reading manages its worldwide cinema business under various different brands:

•	in the United States, under the
o	Reading brand (http://www.readingcinemasus.com),
o	Angelika Film Center brand (http://www.angelikafilmcenter.com),
o	Consolidated Theatres brand (http://www.consolidatedtheatres.com),
o	City Cinemas brand (http://www.citycinemas.com),
o	Beekman Theatre brand (http://www.beekmantheatre.com),
o	The Paris Theatre brand (http://www.theparistheatre.com), and
o	Liberty Theatres brand (http://libertytheatresusa.com/);
•	in Australia, under the Reading brand (http://www.readingcinemas.com.au); and
•	in New Zealand, under the
o	Reading (http://www.readingcinemas.co.nz) and
o	Rialto (http://www.rialto.co.nz) brands.

Forward-Looking Statements

            Our statements in this press release contain a variety of forward-looking statements as defined by the Securities Litigation Reform Act of 1995.  Forward-looking statements reflect only our expectations regarding future events and operating performance and necessarily speak only as of the date the information was prepared.  No guarantees can be given that our expectation will in fact be realized, in whole or in part.  You can recognize these statements by our use of words such as, by way of example, “may,” “will,” “expect,” “believe,” and “anticipate” or other similar terminology.

These forward-looking statements reflect our expectation after having considered a variety of risks and uncertainties.  However, they are necessarily the product of internal discussion and do not necessarily completely reflect the views of individual members of our Board of Directors or of our management team.  Individual Board members and individual members of our management team may have different views as to the risks and uncertainties involved, and may have different views as to future events or our operating performance.

Among the factors that could cause actual results to differ materially from those expressed in or underlying our forward-looking statements are the following:

•	With respect to our cinema operations:
o	The number and attractiveness to movie goers of the films released in future periods;
o	The amount of money spent by film distributors to promote their motion pictures;
o	The licensing fees and terms required by film distributors from motion picture exhibitors in order to exhibit their films;
o

The comparative attractiveness of motion pictures as a source of entertainment and willingness and/or ability of consumers (i) to spend their dollars on entertainment and (ii) to spend their entertainment dollars on movies in an outside the home environment;

and

o

The extent to which we encounter competition from other cinema exhibitors, from other sources of outside of the home entertainment, and from inside the home entertainment options, such as “home theaters” and competitive film product distribution technology such as, by way of example, cable, satellite broadcast, DVD rentals and sales, and so called “movies on demand;”

•	With respect to our real estate development and operation activities:
o	The rental rates and capitalization rates applicable to the markets in which we operate and the quality of properties that we own;
o	The extent to which we can obtain on a timely basis the various land use approvals and entitlements needed to develop our properties;
o	the risks and uncertainties associated with real estate development;
o	The availability and cost of labor and materials;
o	Competition for development sites and tenants; and
o	The extent to which our cinemas can continue to serve as an anchor tenant which will, in turn, be influenced by the same factors as will influence generally the results of our cinema operations;
•

With respect to our operations generally as an international company involved in both the development and operation of cinemas and the development and operation of real estate; and previously engaged for many years in the railroad business in the United States:

o	Our ongoing access to borrowed funds and capital and the interest that must be paid on that debt and the returns that must be paid on such capital;
o	The relative values of the currency used in the countries in which we operate;
o	Changes in government regulation, including by way of example, the costs resulting from the implementation of the requirements of Sarbanes-Oxley;
o	Our labor relations and costs of labor (including future government requirements with respect to pension liabilities, disability insurance and health coverage, and vacations and leave);
o

Our exposure from time to time to legal claims and to uninsurable risks such as those related to our historic railroad operations, including potential environmental claims and health related claims relating to alleged exposure to asbestos or other substances now or in the future recognized as being possible causes of cancer or other health-related problems;

o	Changes in future effective tax rates and the results of currently ongoing and future potential audits by taxing authorities having jurisdiction over our various companies; and
o	Changes in applicable accounting policies and practices.

The above list is not necessarily exhaustive, as business is by definition unpredictable and risky, and subject to influence by numerous factors outside of our control such as changes in government regulation or policy, competition, interest rates, supply, technological innovation, changes in consumer taste and fancy, weather, and the extent to which consumers in our markets have the economic wherewithal to spend money on beyond-the-home entertainment.

Given the variety and unpredictability of the factors that will ultimately influence our businesses and our results of operation,  no guarantees can be given that any of our forward-looking statements will ultimately prove to be correct.  Actual results will undoubtedly vary and there is no guarantee as to how our securities will perform either when considered in isolation or when compared to other securities or investment opportunities.

Finally, we undertake no obligation to publicly update or to revise any of our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable law.  Accordingly, you should always note the date to which our forward-looking statements speak.

Additionally, certain of the presentations included in this press release may contain “pro forma” information or “non-US GAAP financial measures.”  In such case, a reconciliation of this information to our US GAAP financial statements will be made available in connection with such statements.

For more information, contact:

Andrzej Matyczynski, Chief Financial Officer

Reading International, Inc.  (213) 235-2240

Reading International, Inc. and Subsidiaries

Supplemental Data

Reconciliation of EBITDA to Net (Loss) Income

(dollars in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011

Revenue	$65,117	$57,421	$254,430	$244,979
Operating expense
Cinema/real estate	51,725	46,623	201,674	192,405
Depreciation and amortization	4,033	4,152	16,049	16,595
Impairment expense	1,463	369	1,463	369
General and administrative	3,416	4,269	16,117	17,432

Operating income	4,480	2,008	19,127	18,178

Interest expense, net	(2,818)	(4,422)	(16,426)	(21,038)
Other income (expense)	(176)	(1,562)	1,202	(462)
Income tax benefit (expense)	(3,120)	(847)	(4,904)	12,330
Income (loss) from discontinued operations	(284)	62	(405)	1,888
Noncontrolling interest income (expense)	641	(273)	492	(940)
Net income (loss)	(1,277)	(5,034)	(914)	9,956

Basic earnings (loss) per share	$(0.06)	$(0.21)	$(0.04)	$0.44
Diluted earnings (loss) per share	$(0.06)	$(0.22)	$(0.04)	$0.43

EBITDA*	$8,755	$4,477	$36,800	$35,624

EBITDA* change	$4,278		$1,176

*EBITDA presented above is net loss adjusted for interest expense (net of interest income), income tax expense, depreciation and amortization expense, and an adjustment for discontinued operations (this includes interest expense and depreciation and amortization for the discontinued operations).

Reconciliation of EBITDA to the net loss is presented below:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011

Net income (loss)	$(1,277)	$(5,034)	$(914)	$9,956
Add: Interest expense, net	2,818	4,422	16,426	21,038
Add: Income tax benefit (expense)	3,120	847	4,904	(12,330)
Add: Depreciation and amortization	4,033	4,152	16,049	16,595
Adjustment for discontinued operations	61	90	335	365

EBITDA	$8,755	$4,477	$36,800	$35,624

Reading International, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(U.S. dollars in thousands, except per share amounts)

	Year Ended December 31,
	2012	2011	2010

Operating revenue
Cinema	$234,703	$225,849	$211,073
Real estate	19,727	19,130	18,249
Total operating revenue	254,430	244,979	229,322

Operating expense
Cinema	190,511	182,215	171,795
Real estate	11,163	10,190	9,049
Depreciation and amortization	16,049	16,595	15,563
General and administrative	16,117	17,432	17,607
Impairment expense	1,463	369	2,239
Total operating expense	235,303	226,801	216,253

Operating income	19,127	18,178	13,069

Interest income	800	1,482	1,351
Interest expense	(17,226)	(22,520)	(13,637)
Net gain (loss) on sale of assets	144	(67)	352
Other income (expense)	(563)	1,157	(347)
Income (loss) before income tax expense and equity earnings of unconsolidated joint ventures and entities	2,282	(1,770)	788
Income tax benefit (expense)	(4,904)	12,330	(14,264)
Income (loss) before equity earnings of unconsolidated joint ventures and entities	(2,622)	10,560	(13,476)
Equity earnings (loss) of unconsolidated joint ventures and entities	1,621	(1,552)	1,345
Income (loss) before discontinued operations	(1,001)	9,008	(12,131)
Income (loss) from discontinued operations, net of tax	(85)	232	97
Gain (loss) on sale of discontinued operations	(320)	1,656	--
Net income (loss)	$(1,406)	$10,896	$(12,034)
Net (income) loss attributable to noncontrolling interests	492	(940)	(616)
Net income (loss) attributable to Reading International, Inc. common shareholders	$(914)	$9,956	$(12,650)

Basic income (loss) per common share attributable to Reading International, Inc. shareholders:
Earnings (loss) from continuing operations	$(0.02)	$0.36	$(0.56)
Earnings (loss) from discontinued operations, net	(0.02)	0.08	--
Basic income (loss) per share attributable to Reading International, Inc. shareholders	$(0.04)	$0.44	$(0.56)

Diluted income (loss) per common share attributable to Reading International, Inc. shareholders:
Earnings (loss) from continuing operations	$(0.02)	$0.35	$(0.56)
Earnings (loss) from discontinued operations, net	(0.02)	0.08	--
Diluted income (loss) per share attributable to Reading International, Inc. shareholders	$(0.04)	$0.43	$(0.56)
Weighted average number of shares outstanding–basic	23,028,596	22,764,666	22,781,392
Weighted average number of shares outstanding–diluted	23,028,596	22,993,135	22,781,392

Reading International, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(U.S. dollars in thousands)

	December 31,
	2012	2011
ASSETS
Current Assets:
Cash and cash equivalents	$38,531	$31,597
Time deposits	8,000	--
Receivables	8,514	6,973
Inventory	918	1,035
Investment in marketable securities	55	2,874
Restricted cash	2,465	2,379
Deferred tax asset	3,659	1,985
Prepaid and other current assets	3,576	3,781
Assets held for sale	--	14,495
Total current assets	65,718	65,119

Operating property, net	202,778	203,780
Investment and development property, net	94,922	90,699
Investment in unconsolidated joint ventures and entities	7,715	7,839
Investment in Reading International Trust I	838	838
Goodwill	22,898	22,277
Intangible assets, net	15,661	17,999
Deferred tax asset, net	8,989	12,399
Other assets	9,069	9,814
Total assets	$428,588	$430,764

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$18,909	$16,905
Film rent payable	6,657	6,162
Notes payable – current portion	19,714	29,630
Notes payable to related party – current portion	9,000	--
Taxes payable	15,234	14,858
Deferred current revenue	11,587	10,271
Other current liabilities	6,032	137
Total current liabilities	87,133	77,963

Notes payable – long-term portion	139,970	143,071
Notes payable to related party – long-term portion	--	9,000
Subordinated debt	27,913	27,913
Noncurrent tax liabilities	8,859	12,191
Other liabilities	33,759	35,639
Total liabilities	297,634	305,777
Commitments and contingencies (Note 19)
Stockholders’ equity:
Class A non-voting common stock, par value $0.01, 100,000,000 shares authorized,
31,951,945 issued and 21,587,775 outstanding at December 31, 2012 and 31,675,518
issued and 21,311,348 outstanding at December 31, 2011	223	220
Class B voting common stock, par value $0.01, 20,000,000 shares authorized and
1,495,490 issued and outstanding at December 31, 2012 and at December 31, 2011	15	15
Nonvoting preferred stock, par value $0.01, 12,000 shares authorized and no issued
or outstanding shares at December 31, 2012 and December 31, 2011	--	--
Additional paid-in capital	136,754	135,171
Accumulated deficit	(66,993)	(66,079)
Treasury shares	(4,512)	(4,512)
Accumulated other comprehensive income	61,369	58,937
Total Reading International, Inc. stockholders’ equity	126,856	123,752
Noncontrolling interests	4,098	1,235
Total stockholders’ equity	130,954	124,987
Total liabilities and stockholders’ equity	$428,588	$430,764